Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 and related Prospectus of ev3 Inc. and to the incorporation by reference therein of our reports dated March 12, 2007, with respect to the consolidated financial statements and schedule of ev3 Inc., ev3 Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ev3 Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
August 17, 2007